Frontdoor Names Finance and Real Estate Executive
Hilla Sferruzza to Board of Directors

Executive brings extensive finance and accounting expertise and deep knowledge of real estate and operational best practices

MEMPHIS, Tenn. — (June 29, 2026) – Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties and new home builder warranties, today announced that it expanded its board to nine and unanimously approved the election of Hilla Sferruzza as a director, effective today. Sferruzza will also serve on the Audit Committee.

“We are thrilled to welcome Hilla to Frontdoor’s board,” said Bill Cobb, Frontdoor’s Chairman and Chief Executive Officer. “Hilla will further enhance the financial, real estate and operational expertise of the Board. She brings over 30 years of extensive public company finance, accounting, investor relations, mergers & acquisitions, and strategic planning experience and know-how, as well as possessing a deep and strong understanding of the real estate market and the residential construction industry.”

Since 2016, Sferruzza has served as the Executive Vice President and Chief Financial Officer for Meritage Homes Corporation (“Meritage”), a real estate development company that constructs energy-efficient and affordable entry-level and first move-up homes (NYSE: MTH). Sferruzza joined Meritage in 2006, having served as the Chief Accounting Officer from 2010 to 2021, as Corporate Controller from 2010 to 2015 and, prior to 2010, in various accounting, finance and financial reporting management roles.

“I am very excited to join the Frontdoor board,” Sferruzza said. “I look forward to working closely with the company’s executive leadership and my fellow Board members to help take Frontdoor to the next level. I’m thrilled to be able to contribute to Frontdoor’s continued and future business success.”

Prior to Meritage, Sferruzza worked in various leadership positions at KPMG and Starwood Hotels and Resorts Worldwide, Inc.

A Certified Public Accountant in the state of Arizona, Sferruzza received her Executive Masters of Business Administration from Washington State University and her Bachelor of Science in Business Administration from the University of Arizona. She serves as a member of the Arizona State University’s W.P. Carey School of Business Dean’s Council and Finance Advisory Board.

Sferruzza will stand for re-election at the company’s 2027 annual meeting of stockholders.

About Frontdoor

Frontdoor and its family of brands are on a mission to make life easier for every homeowner through innovative technology and quality customer service. With over 55 years of experience, we are the leading provider of home warranties in the United States, handling approximately 3.8 million service requests for more than 2.1 million members through a network of approximately 17,000 qualified and independent service contractors. We also offer new home builder warranty solutions, which deliver value to both builders and homeowners through a suite of builder warranty products and support services.

Our customizable home warranties are annual service plan agreements that cover the repair or replacement for breakdowns due to normal wear and tear of major components. We cover up to 29 home systems and appliances, including electrical, plumbing, HVAC systems, water heaters, refrigerators, dishwashers and ranges/ovens/cooktops, as well as optional coverages for pools, spas and pumps. Our home warranties provide peace of mind, budget protection, convenience, repair expertise and service guarantee. Our non-warranty services provide homeowners greater value through replacement and upgrade programs, as well as other home maintenance offerings.

Our 2-10 new home builder warranty solutions offer flexible builder‑backed and insurance‑backed warranty options covering workmanship, home distribution systems and structural components.

Frontdoor family of brands include American Home Shield, HSA, OneGuard, Landmark and 2-10 HBW brands. For more information about Frontdoor, Inc., please visit frontdoorhome.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions, and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements, because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties. Frontdoor assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor's filings with the United States Securities and Exchange Commission (which are available on the SEC's EDGAR database at www.sec.gov and via Frontdoor’s website at investors.frontdoorhome.com).

Investor Relations:
Matt Davis
901.701.5199
ir@frontdoorhome.com

Media:
Alison Bishop
901.701.5198
mediacenter@frontdoorhome.com